Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated August 20, 2025, which contains an explanatory paragraph relating to Insight Digital Partners II’s ability to continue as a going concern, relating to the financial statements as of July 17, 2025 and for the period from July 11, 2025 (inception) through July 17, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 30, 2025